Exhibit 99.1

FOR IMMEDIATE RELEASE
ABERDENE ACQUIRES STRATEGIC PATENTED CLAIMS ON NEW YORK CANYON COPPER PROJECT

Las Vegas, Nevada, July 22, 2004 - Aberdene Mines Limited (OTCBB:ABRM) (the "Company") is pleased to announce that it has acquired, from Jaycor Mining Inc. ("Jaycor"), a property package of eighteen (18) patented mineral claims located within the Company's New York Canyon project. These patented claims supplement the previous land position acquired from Nevada Sunrise LLC (see Press Release March 18, 2004). The property package includes the Mayflower patent claim covering a portion of the Longshot Ridge copper oxide deposit; the historic Wallstreet, Turk and Vacation patent claims (and mines) which were some of the principal producers of copper in the camp; and fourteen patent claims covering the Champion copper occurrences. Patented claims are strategically important as the holders generally retain all mineral and property rights, and the permitting procedures for both exploration and development can be streamlined and fast tracked.

The property package is being acquired through payments of cash and shares to Jaycor, under the terms of a 15 year renewable mineral lease whereby the Company will hold a 100% interest in the patented claims, less a 2.25% Net Smelter Interest ("NSR"), payable to two parties (1.75% NSR, and 0.5% NSR). The 1.75% is terminated upon payments of US $2 million to the first party, whereby the second party (Jaycor) will retain a 1.5% NSR, which reverts to 0.5% NSR after an additional payment of US $2 million to Jaycor.

The Jaycor patented claims package covers three areas of significant copper mineralization, with historic mine workings and previous exploration comprising drilling and sampling. The Mayflower patent covers the southern extension of the Longshot Ridge copper oxide deposit with a base resource estimate of 17.7 million tonnes at a grade of 0.57% Cu (see previous press releases and http://www.aberdenemines.com).

Significant drill hole intersections by previous companies on the Mayflower patent include:

Hole MN-227 (15-130.5 ft) 0.54% Cu over 115.5 ft.
Hole MN-232 (6-61 ft) 0.35% Cu over 55.0 ft.
Hole MN-232 (231-246 ft) 1.061% Cu over 15 ft.
Hole MN-233 (162-192 ft) 1.60 % Cu over 30 ft.
Hole MN-209 (54-150 ft) 0.30 % Cu over 96 ft.
Hole MN-208 (61-136 ft) 0.31 % Cu over 75 ft.

The Wallstreet, Turk and Vacation Patent Claims are located about 1 mile (1.6 km) north of the Mayflower Patent Claim, at the north end of the Longshot Ridge deposit. These patents were important historic producers of copper and associated precious metals (gold and silver) during World War I. Information retrieved to date, indicates only two holes were drilled by previous companies which returned the following:

Hole MN-228 0.31% Cu over 55 ft.
Hole MN-229 0.11% Cu over 50 ft.

It was noted in the reports by previous companies that these targets have not been fully tested.

The Champion Area is centered approximately 13/4 miles (2.8 km) west of the Longshot Ridge deposit and comprises patents Annex No. 1, 2, 3, 4, Nora Higgins, Willie Higgins, Footwall, Hecla, Copper Bar, Saddle, Copper Butte, Goodenough, Iron Gate, and Velvet). Numerous historic mine workings and trenches are located over 1.5 miles (2.4 km) trending NW-SE. Previous drilling by Banner Mining Company (Amax Inc.), and Conoco Ltd., includes 16 drill holes with the following significant results:

Hole MN-01 0.82% Cu and 0.006% Mo over 130 ft.
Hole MN-07 0.31% Cu and 0.005% Mo over 163 ft.
Hole MN-22 0.26% Cu and 0.009% Mo over 175 ft.
Hole MN-43 0.19% Cu and 0.009% Mo over245 ft.

Copper Queen Deposit
In addition to the newly acquired patented claims, an important data package has been obtained covering work completed by Banner Mining Company (Amax Inc.), and Conoco Ltd. Most of the information is related to the Copper Queen sulphide porphyry deposit. While assaying for gold, silver, and zinc was irregular and discontinuous, most mineralized intervals were assayed for molybdenum and significant values were obtained.

Based on a U.S. Department of the Interior (July 2004), U.S. Geological Survey Mineral Industry Report, "According to Ryan's Notes (2004b), the April monthly average prices for U.S. ferromolybdenum ranged from $15.222 to $15.889 per pound of molybdenum content, compared with $9.889 to $10.444 in March 2004. ...Molybdenum prices in early April, for both roasted and converted material, soared to levels not seen for the past 25 years." The price for 2003 (same source) was $11.57 per pound.

A 1979 preliminary resource estimate on the Copper Queen reported 105 million tonnes grading 0.32% copper and 0.018% molybdenum. Based on a price of $1.20 per pound for copper and $11.50 per pound for molybdenum, this equates to a gross in-situ value of $7.68 per tonne for copper, and $4.14 per tonne for molybdenum, for a total value of $11.82 per tonne, or a copper equivalent grade of 0.59%.

Copper and molybdenum commonly occur together in porphyry systems and both metals can be recovered. An example of an operating mine in British Columbia, Canada is the Huckleberry Mine, owned 50% by Imperial Metals Corp. Based on their website, this operation has a resource of 25.108 million metric tonnes, grading 0.507% copper and 0.014 % molybdenum (and 0.059 g/t gold and 2.969 g/t silver).

Proposed Activities
As previously indicated, the Company will conduct exploration activities concurrently on the Longshot Ridge copper oxide deposit and the Copper Queen sulphide porphyry deposit. On the Copper Queen targets, the Company will focus on areas with higher grade values (0.6 to 1.0% Cu) within a large lower grade halo, utilizing geological and geophysical methods, followed by a combined program of reverse circulation and diamond drilling.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Robert Weicker, Senior Geologist, Director

For more information contact:	Head Office Contact:
Investor Relations	101 Convention Centre Drive - Suite 700
Kirin Capital Corp.	Las Vegas, Nevada 89109
1-866-843-8911	T: (702) 939-5389
info@kirincapital.com	F: (702) 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.